NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 15, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 4, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a Certificate of Conversion that became effective on March 1, 2019, Ellington Financial LLC converted from a Delaware limited liability company to a Delaware corporation named Ellington Financial Inc. Each Common Share Representing Limited Liability Company Interests of Ellington Financial LLC was converted into one share of Common Stock of Ellington Financial Inc. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Ellington Financial LLC Common Shares Representing Limited Liability Company Interests and does not affect the continued listing on the NYSE of Ellington Financial Inc.'s Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 4, 2019.